EXHIBIT 99.1


          AMERIGON ANNOUNCES COMPLETION OF $12.5 MILLION
               PRIVATE PLACEMENT OF COMMON SHARES

IRWINDALE, CA (June 16, 2000) . . . Amerigon Incorporated
Nasdaq: ARGNA) today announced that it has closed the sale of an aggregate of 2.5 million restricted shares of its Common Stock in a private placement to selected institutional and other accredited investors, resulting in gross proceeds to the Company of approximate $12.5 million. Roth Capital Partners, Inc., of Newport Beach, CA represented the Company as placement agent in the private transaction. A registration statement relating to these securities is expected to be filed with the Securities and Exchange Commission as soon as reasonably practical, but in any event in no more than 90 days.

Included in the private placement are purchases of shares in an aggregate amount of $1.5 million by the Company's controlling shareholders, Big Beaver Investments LLC of Troy, MI and Westar
Capital II LLC of Costa Mesa, CA, both private investment companies.

Amerigon President & CEO Richard A. Weisbart commented, "The net proceeds of this placement will help fund the development of future products, expand our marketing efforts and repay certain indebtedness. These funds should allow us to pursue our long-term strategic objectives of long-term growth in sales, profits and shareholder value."

Amerigon, an emerging player in the global automotive industry, develops and markets proprietary products for automotive OEMs.
Its proprietary Climate Control Seat(tm) (CCS(tm)) technology provides active heating and cooling for seat occupants and has debuted in the 2000 Lincoln Navigator. The Company's other products include its AmeriGuard(tm) radar sensor systems designed to extend the driver's field of view in such vehicle applications as enhanced parking aids, back-up warning systems and side object detection.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward looking statements, including, without limitation, demand for the Company's products, uncertainties in the development of high technology products, risks and delays in obtaining customer orders, technological change, competition and other risks and uncertainties that are detailed in the Company's Annual Report on Form 10-K and other reports filed by it with the Securities and Exchange Commission.